Exhibit 23.1













The Board of Directors
AFLAC Incorporated
Columbus, Georgia

Ladies and Gentlemen:

We consent to the use of our report dated January 30, 1995, on the consolidated balance sheets of AFLAC Incorporated and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994, annual report on Form 10-K of AFLAC Incorporated, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


KPMG Peat Marwick LLP


Atlanta, Georgia
November 21, 1995